EXHIBIT 10.0.12

RETENTION AGREEMENT

This RETENTION AGREEMENT (the “Agreement”) is made by and between Winn-Dixie Stores, Inc., a Florida corporation (the “Company”), and David F. Henry, (the “Executive”).

WHEREAS, the Company and the Executive previously entered into an offer letter, dated February 6, 2003, as amended February 20, 2004, (the “Offer Letter”) pursuant to which the Company and the Executive agreed to the terms and conditions of the Executive’s employment with the Company;

WHEREAS, the Executive currently serves as the Company’s Senior Vice President, Marketing;

WHEREAS, the Company recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control of the Company exists and that such possibility, and the uncertainty and questions that it may raise among key personnel, may result in the departure or distraction of key personnel to the detriment of the Company and its shareholders;

WHEREAS, the Company also recognizes that in light of its current strategic initiatives it is necessary for the Company to provide an incentive for its key personnel to remain with the Company;

WHEREAS, in light of this uncertainty and the Company’s strategic initiatives, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined that appropriate steps should be taken to reinforce and encourage the attention and dedication of the Executive to his/her assigned duties without distraction from the possibility of a change in control of the Company and related events and circumstances; and

WHEREAS, in consideration of the Executive’s continued employment with the Company and his agreeing to keep Company information confidential and not to compete with the Company in the event his/her employment is terminated, the Company desires to provide the Executive with certain compensation, as set forth in this Agreement, in order to encourage the Executive to continue his/her employment with the Company and to provide the Executive with certain termination of employment rights and severance income protections in the event the Company experiences a Change-in-Control (as defined below) during the Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the Company and the Executive (individually, a “Party,” and together, the “Parties”) agree as follows:

1. Definitions. As used herein, the following terms shall have the following respective meanings:

(a) “Accounting Firm” shall mean the Company’s independent public accountant immediately prior to the Change-in-Control.

(b) “Base Salary” shall mean Executive’s annual base salary, exclusive of any and all bonuses, incentives and fringe benefits of any kind, as in effect on the day immediately prior to the Effective Date of this Agreement.

(c) “Board” shall mean the Board of Directors of the Company.

(d) “Cause” shall mean as such term is defined in the Executive’s Offer Letter.

(e) “Change-in-Control” shall mean the occurrence of any of the following events:

(i) any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934 (the “Act”), excluding (A) those persons and entities included in the joint Schedule 13(G) filing filed with the Securities and Exchange Commission on February 12, 1999, and all current or future heirs, successors and affiliates to such persons and all trusts or other entities established or maintained, or to be established or maintained, for the benefit of such persons and their heirs, successors and affiliates (collectively, the “Davis Family”), (B) any employee benefit plan or related trust sponsored or maintained by the Company, and (C) a corporation or other entity owned, directly or indirectly, by all or substantially all of the shareholders of the Company immediately prior to the transaction in substantially the same proportions as their ownership of stock of the Company) (“Person”), becoming the beneficial owner, directly or indirectly, of twenty-five (25) percent or more of the outstanding voting stock of the Company requiring the filing of a report with the Securities and Exchange Commission under Section 13(d) of the Act; provided, that, at the time of the acquisition of such beneficial ownership interest, such Person’s beneficial ownership interest in the Company exceeds that of the Davis Family;

(ii) consummation of a merger, consolidation, liquidation or dissolution of the Company, or the sale of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the shareholders of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty (50) percent of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination; or

(iii) during any period of 24 consecutive months, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least 2/3 of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board.

(f) “Change-in-Control Date” shall mean the first date on which a Change-in-Control occurs.

(g) “Change-in-Control Payment” shall mean any payment or distribution by the Company (or its successor) to or for the benefit of the Executive, whether paid or payable or distributed or distributable, pursuant to the terms of this Agreement, the Executive’s Offer Letter or such other agreement or arrangement the Executive has entered into with the Company, that is treated as a parachute payment for purposes of section 280G of the Code.

(h) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(i) “Confidential Information” shall mean all secret or confidential information, knowledge, trade secrets, methods, know-how or data relating to (i) the Company (or any successor), such party’s parent and subsidiaries or (ii) the business acquisition prospects of any such party, and that in any case the Executive obtained or obtains during his employment by the Company (or any successor) and that is not and does not become generally known to the public (other than as a result of the Executive’s violation of Section 5).

(j) “Effective Date” shall mean July 25, 2004.

(k) “Excess Parachute Payment” shall mean as such term is defined in section 280G(b)(1) of the Code.

(l) “Good Reason” shall mean the occurrence of any of the following events, unless the Executive has expressly consented in writing thereto or unless the event is remedied by the Company promptly after receipt of notice thereof given by the Executive:

(i) a reduction in the Executive’s then current base salary or bonus opportunity;

(ii) a demotion of the Executive;

(iii) a material reduction of the Executive’s then current duties;

(iv) non-renewal of the Executive’s employment by the Company

(v) requiring the Executive to be based at a location more than 50 miles away from his/her then current principal place of employment for the Company or;

(vi) the failure to assume all obligations under this Agreement in the event of (1) a Change in Control transaction that results from an asset sale involving the Company; or (2) any other Change in Control transaction in connection with which the acquirer does not assume to obligations of the Company as a matter of law.

(m) “Gross-Up Payment” shall mean the additional amount payable to the Executive pursuant to Section 3(c).

(n) “Restrictive Covenant Coverage Period” shall mean the period between the Effective Date and the last day of the eighteen (18) month period that occurs after the Executive’s last day of employment with the Company (or any successor) or any parent or subsidiary of the Company (or any successor).

(o) “Retention Bonus” shall mean the amount payable to the Executive pursuant to Section 2(a).

(p) “Service Area” shall mean the geographic region that the Company (or its successor) or any parent or subsidiary of the Company (or any successor) operates supermarkets during the period of Executive’s employment by the Company (or with any successor).

2. Retention Bonus.

(a) Subject to the terms and conditions of this Agreement, the Company shall pay to the Executive a cash bonus equal to one hundred and fifty percent (150%) of Executive’s Base Salary, less applicable withholding taxes. This Retention Bonus shall become payable to the Executive as described in subsections (b) and Section 3(b) below.

(b) Except as otherwise provided in Section 3(b) below, provided that the Executive is employed by the Company on the applicable date, the Executive shall vest in the Retention Bonus as follows:

(i) One-third (1/3) of the Retention Bonus shall vest on the date that is six (6) months from the Effective Date;

(ii) One-third (1/3) of the Retention Bonus shall vest on the date that is twelve (12) months from the Effective Date; and

(iii) One-third (1/3) of the Retention Bonus shall vest on the earlier of (A) the date that is eighteen (18) months from the Effective Date or (B) the date of the of a Change-in-Control.

(c) The portion of the Retention Bonus that becomes vested as described in subsection (b) above shall be paid to the Executive in a lump sum in cash on the same date as the Company’s standard payroll date for the Executive that next occurs after the vesting date or such later date as the Company determines, in its sole discretion, is as soon as administratively practicable.

3. Change-in-Control. Subject to the terms and conditions of this Agreement, if a Change-in-Control occurs, the following provisions shall apply:

(a) For the period commencing on the six (6) month anniversary of the Change-in-Control Date, and ending on the earlier to occur of (30) days following such six (6) month anniversary, or December 31 of the calendar year in which such six (6) month anniversary occurs (the “Resignation Period”), the Executive may resign from his/her position with the Company (or its successor) for any reason other than Cause, which resignation shall be effective upon receipt of written notice by the Company. If the Executive elects to resign from his/her position with the Company (or its successor) in accordance with this subsection (a), Executive’s termination of employment shall be deemed to be a termination in connection with a Change-in-Control and Executive shall be entitled to receive the severance benefits described in his/her Offer Letter that would be payable to him/her if his/her termination was on account of an involuntary termination other than for Cause within the one (1) year period after Change-in-Control; provided, however, that the Executive must execute a release of claims against the Company (or any successor), in the form attached hereto, to receive the severance benefits on account of a termination described in this subsection (a). If, instead, the Executive elects not to resign under this subsection (a), the Executive’s employment following such date shall continue to be governed by the Offer Letter; provided, however, that any provisions of the Offer Letter relating to severance shall be of no further force or effect, and, if so, the Executive shall only be entitled to such severance payments and benefits, if any, as may be provided under the Company’s plans or policies as in effect at the time of such termination, or as thereafter may be agreed upon by the Company and the Executive in writing.

(b) If a Change-in-Control occurs prior to the date the Executive vests in the portion of the Retention Bonus that is scheduled to vest in accordance with either or both Sections 2(b)(i) and/or (ii) above, the Company (or its successor) shall pay to the Executive an amount equal to the portion of the Retention Bonus that did not become vested pursuant to either or both Sections 2(b)(i) and/or (ii) if at any time during the Resignation Period, (i) the Company (or its successor) terminates the employment of the Executive for any reason other than on account of Cause, (ii) the Executive terminates for Good Reason, or (iii) the Executive terminates during the period described in subsection (a) above. Such payment shall be made in a lump sum as soon as practicable after the Executive’s termination of employment.

(c) Anything in this Agreement or the Executive’s Offer Letter to the contrary notwithstanding, in the event that it shall be determined that any Change-in-Control Payment would constitute an Excess Parachute Payment, the Company shall pay the Executive a Gross-Up Payment such that the net amount retained by the Executive after deduction of any excise tax imposed under section 4999 of the Code, and any federal, state and local income tax, employment tax and excise tax imposed upon the Gross-Up Payment, shall be equal to the Change-in-Control Payment. For purposes of determining the amount of the Gross-Up Payment, unless the Executive specifies that other rates apply, the Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the Executive’s date of termination of employment with the Company (or its successor), net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

(i) All determinations to be made under this Section 3(c) shall be made by the Company’s Accounting Firm, which firm shall provide its determinations and any supporting calculations both to the Company (or its successor) and the Executive within twenty (20) days after the Executive’s date of termination of employment. Any such determination by the Accounting Firm shall be binding upon the Company (and its successor) and the Executive (except as provided in subsection (ii) below). Within ten (10) days after the Accounting Firm’s determination, the Company (or its successor) shall pay the Gross-Up Payment to the Executive.

(ii) The Executive shall notify the Company (or its successor) in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company (or its successor) of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive knows of such claim and shall apprise the Company (or its successor) of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Executive gives such notice to the Company (or its successor) (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company (or its successor) notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

A. give the Company (or its successor) any information reasonably requested by the Company relating to such claim,

B. take such action in connection with contesting such claim as the Company (or its successor) shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

C. cooperate with the Company (or its successor) in good faith in order to contest such claim effectively, and

D. permit the Company (or its successor) to participate in any proceedings relating to such claim;

provided, however, that the Company (or its successor) shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred by the Executive in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any excise tax, income tax or employment tax, including interest and penalties, with respect thereto, imposed as a result of such representation and payment of costs and expenses incurred by the Executive. Without limitation on the foregoing provisions of this Section 3(c), the Company (or its successor) shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim. The Company’s (or its successor’s) control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(iii) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in subsections (i) and (ii) above shall be borne solely by the Company (or its successor).

4. Non-Competition. During the Restrictive Covenant Coverage Period, the Executive shall not, without the prior written consent of the Company (or any successor), as a shareholder, officer, director, partner, consultant, employee, or otherwise, engage directly or indirectly in any business or enterprise which is “in competition” with the Company (or any successor) or any parent or subsidiary of the Company (or any successor); provided, however, that Executive’s ownership of less than five percent (5%) of the issued and outstanding voting securities of a publicly traded company shall not, in and of itself, be deemed to constitute such competition. A business or enterprise is deemed to be “in competition” if it owns or operates at any time during the Restrictive Covenant Coverage Period a business or enterprise which is engaged in food and drug retailing through the operation of supermarkets and such supermarkets are competitive with the Company (or any successor) or any parent or subsidiary of the Company (or any successor), within the Service Area.

5. Confidential Information. The Executive shall hold in a fiduciary capacity all Confidential Information. Except as may be required and appropriate in connection with carrying out the Executive’s duties under this Agreement or the Offer Letter, the Executive shall not communicate, divulge, or disseminate any Confidential Information at any time during or after the Executive’s employment with the Company (or any successor), except with the prior written consent of the Company (or any successor) or as otherwise required by law or legal process; provided, however, that if so required, the Executive will provide the Company (or any successor) with reasonable notice to contest such disclosure.

6. Non-Solicitation of Employees. The Executives recognize that the Executive may possess Confidential Information about other employees of the Company (or any successor) and any parent or subsidiary of the Company (or any successor) relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of the Company (or any successor) or any parent or subsidiary of the Company (or any successor). The Executive recognizes that the information the Executive will possess about these other employees may not be generally known, may be of substantial value to the Company (or any successor) or any parent or subsidiary of the Company (or any successor) in developing its businesses and in securing and retaining customers, and may be acquired by the Executive because of the Executive’s business position with the Company (or any successor). The Executive agrees that, during the Restrictive Covenant Coverage Period, the Executive will not, directly or indirectly, initiate any action to solicit or recruit anyone who is then an employee of the Company (or any successor) or any parent or subsidiary of the Company (or any successor) for the purpose of being employed by the Executive or by any business, individual, partnership, firm, corporation or other entity on whose behalf the Executive is acting as an agent, representative or employee and that the Executive will not convey any such confidential information or trade secrets about other employees of the Company (or any successor) or any parent or subsidiary of the Company (or any successor) to any other person except within the scope of the Executive’s duties under this Agreement. The restrictive provision of this Section 6 shall have no effect on any then-current employee of the Company (or any successor) or any parent or subsidiary of the Company (or any successor) who seeks employment in response to a classified advertisement of general circulation.

7. Non-Interference with Suppliers or Customers. The Executive agrees that, during the Restrictive Covenant Coverage Period, the Executive will not interfere with any business relationship between the Company (or any successor) or any parent or subsidiary of the Company (or any successor) and any of its suppliers or customers.

8. Non-Disparagement. Except as may be compelled by a court of law, the Executive agrees that the Executive shall not at any time during or after the Executive’s employment with the Company (or any successor) make any oral or written statement that the Executive could reasonably have foreseen to damage the reputation of the Company (or any successor) or any parent or subsidiary of the Company (or any successor), or any officer or director of any such party.

9. Remedies; Severability.

(a) By entering into this Agreement, the Executive acknowledges that the restrictive covenants contained in this Agreement are reasonably necessary to protect the legitimate business interests of the Company (or any successor). The Executive further acknowledges that if the Executive shall breach any provision of Sections 4 through 8, the damages to the Company (or any successor) may be substantial, although difficult to ascertain, and money damages will not afford the Company (or any successor) an adequate remedy. Therefore, if the provisions of Sections 4 through 8 are violated, in whole or in part, the Company (or any successor) may be entitled to specific performance and injunctive relief, without prejudice to other remedies the Company (or any successor) may have at law or in equity.

(b) If any term or provision of this Agreement, or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of the Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. Moreover, if a court of competent jurisdiction deems any provision hereof to be too broad in time, scope, or area, it is expressly agreed that such provision shall be reformed to the maximum degree that would not render it unenforceable.

(c) The Executive agrees and acknowledges that his continued employment and the compensation and termination of employment rights described in this Agreement, are full, adequate and sufficient consideration for the restrictions and obligations set forth in Sections 4 through 8 of this Agreement.

10. Employment Rights. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company (or any successor) prior to, or following any, Change-in-Control.

11. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. Except as specifically provided otherwise in this Agreement, the Executive shall bear all expense of, and be solely responsible for, all federal, state, city and other taxes due with respect to any payment received under this Agreement.

12. Term of Agreement. This Agreement shall continue in full force and effect for the duration of the Executive’s employment with the Company; provided, however, that after the termination of the Executive’s employment during the term of this Agreement, this Agreement shall remain in effect until all of the obligations of the Parties hereunder are satisfied or have expired.

13. Contents of Agreement; Amendment and Assignment.

(a) This Agreement sets forth the entire understanding between the Parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Committee and executed on its behalf by a duly authorized officer of the Company and by the Executive.

(b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

(c) This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees. The compensation and termination of employment rights described in Sections 2 and 3 of this Agreement are in addition to, not in lieu of, the compensation and termination of employment rights described in the Executive’s Offer Letter. The provisions of Sections 4 through 9 replace and supersede in their entirety the provisions of Executive’s Offer Letter and any other oral or written agreement between the Executive and the Company that relate to such matters, as applicable, and such provisions in such other agreements will be null and void and without effect as of the Effective Date. Except as otherwise described in this Section 13(c), all compensation and termination of employment rights described in the Executive’s Offer Letter remain in full force and effect.

(d) This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 13(a) and (b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 13(c), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

14. Survivorship. The respective rights and obligations of the Parties under this Agreement shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

15. Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

16. Arbitration; Expenses. In the event of any dispute under the provisions of this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the Parties shall be required to have the dispute, controversy or claim settled by arbitration in Atlanta, Georgia, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and the Executive, respectively, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either Party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. If the Executive prevails on any material issue which is the subject of such arbitration or lawsuit, the Company shall be responsible for all of the fees of the American Arbitration Association and the arbitrators and any expenses relating to the conduct of the arbitration (including the Company’s and the Executive’s reasonable attorneys’ fees and expenses). Otherwise, each Party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees of the American Arbitration Association.

17. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed by the recipient), or five (5) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three (3) business days after having been sent by a nationally recognized courier service for overnight/next-day delivery, such as FedEx, UPS, or the United States Postal Service, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his principal residence, or to such other address as any Party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

18. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Florida, without giving effect to the principles of conflict of laws of such State.

19. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

20. Miscellaneous. No remedy conferred upon a Party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereunder existing at law or in equity. No waiver by either Party hereto at any time of any breach by the other Party hereto or compliance with any condition or provision of this Agreement to be performed by such other Party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either Party that are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement. Any reference in this Agreement to a provision of a statute, rule or regulation will also include any successor provision thereto. Other than as provided in Sections 3(a) and 13(c), this Agreement does not affect any payments, benefits, rights or obligations under the Offer Letter, which remains in full force and effect in accordance with its terms.

21. Survival. Notwithstanding any provision of this Agreement to the contrary, the Parties’ respective rights and obligations under Sections 2 through 9 will survive any termination or expiration of this Agreement or the termination of the Executive’s employment for any reason whatsoever.

22. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

WINN-DIXIE STORES, INC.

By:	/s/ Peter L. Lynch
Name:	Peter L. Lynch
Title:	President and Chief Executive Officer
Date:	1/12/05

DAVID F. HENRY

/s/ David F. Henry
Name:	David F. Henry
Title:	Senior Vice President, Marketing
Date:	1/14/05